UNANIMOUS CONSENT OF THE BOARD OF DIRECTORS

OF

GRID PETROLEUM CORPORATION

THE UNDERSIGNED, being all of the Board of Directors of Grid Petroleum Corporation, a Nevada corporation, (the Corporation or Company), in accordance with Nevada General Corporation Law do hereby consent to take the following actions pursuant to a unanimous consent of the Board of Directors in lieu of a Board of Directors meeting.

WHEREAS, the Board of Directors of the Corporation after thorough discussions deem it necessary and in the best interest of this Corporation to amend the Share Exchange Agreement completed with Joaquin Basin Resources (the "Selling Shareholders") dated January 20, 2011. The Amendment changes the convertible preferred share in the amount of $2,076,322 to convert at $0.01 per share at the discretion of the Selling Shareholders.

NOW, THEREFORE, BE IT RESOLVED, that the proper officers or directors of this Corporation, and each of the hereby is authorized, empowered and directed to take the following action and prepare, issue and complete any paperwork to amend the Share Exchange Agreement completed with Joaquin Basin Resources (the "Selling Shareholders") dated January 20, 2011. The Amendment changes the convertible preferred share in the amount of $2,076,322 to convert at $0.01 per share at the discretion of the Selling Shareholders.

RESOLVED, that the proper officers and directors of this Corporation shall be, and each officer and director hereby is authorized, empowered and directed in its behalf to execute and deliver such documents and to perform on such acts as they may consider necessary and advisable to carry into effect the purposes intended by the foregoing consent and resolution and the transactions contemplated therein or thereby.

IN WITNESS WHEREOF, the undersigned being all the members of the Board of Directors of the Corporation have hereunto set their hands to be effective and adopted as specified above. Each individual Board member abstained from voting when it affected them individually.

/s/ Tim Deharrera
Tim Deharrera	December 6, 2011

Amendment Share Exchange Agreement

This Amendment is made on December 6,2011, of the Share Exchange Agreement dated January 20, 2011. The Share Exchange Agreement is between Joaquin Basin Resources Inc., (the "Selling Shareholders") a Nevada corporation and Grid Petroleum Corporation (the "Purchaser") a Nevada corporation.

Section 1.2 of the Share Exchange Agreement identifies that Grid Petroleum has provided to Joaquin Basin Resources a convertible preferred share in the amount of $2,076,322 to be converted at $0.10 per share.

Both Grid Petroleum and Joaquin Basin Resources have agreed to set the price of the convertible preferred share in the amount of $2,076,322 at $0.01 effective on the date of this Amendment.

Preferred shares can be converted at the discretion of Joaquin Basin Resources (the "Selling Shareholders"). Both Parties agree that the "Tacking Date" of the convertible preferred shares would remain effective January 20, 2011.

This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

All representations, warranties, covenants, and agreements of the parties contained in this Amendment, or in any instrument, certificate, opinion, or other writing provided for in it, shall be true and correct as of the closing and shall survive the Closing of this Amendment for a period of one year.

GRID PETROLEUM CORP. ("PURCHASER")

By: /s/ Tim DeHerrera

Tim DeHerrera